Exhibit 99.1

Energy Services of America Reports Fourth Quarter and Full Year Fiscal 2025 Results

Records 16.8% Annual Revenue Increase and Highest Quarterly Revenue in Company History

HUNTINGTON, W.Va., December 9, 2025 /PRNewswire/ -- Energy Services of America Corporation (the “Company” or “Energy Services”) (Nasdaq: ESOA), today announced its results for its fourth quarter and fiscal year ended September 30, 2025.

Fourth Quarter Highlights (1)

•	Revenue of $130.1 million versus $104.7 million

•	Gross profit of $16.5 million versus $17.6 million

•	Net income of $4.2 million, or $0.25 per diluted share, compared to $6.7 million, or $0.40 per diluted share.

•	Adjusted EBITDA of $11.3 million compared to $11.1 million

•	Acquired Rigney Digital Systems on September 30th

(1) All comparisons are versus the comparable prior year period, unless otherwise stated.

Fiscal 2025 Highlights (1)

•	Revenue of $411.0 million, a 16.8% increase

•	Gross profit of $38.8 million compared to $50.0 million

•	Net income of $380,000 or $0.02 per diluted share, compared to $25.1 million, or $1.51 per diluted share. The prior year’s results include approximately $11.4 million net of income tax, or $0.69 per diluted share, from a legal judgement

•	Adjusted EBITDA of $17.2 million compared to $28.8 million

•	Backlog of $259.7 million compared to $243.2 million as of September 30, 2024

•	Acquired Tribute Contracting & Consultants on December 2, 2024

•	Doubled dividend rate to $0.12 per share and converted to quarterly payment

•	Added to Russell 2000 index on June 30th

(1) All comparisons are versus the comparable prior-year period, unless otherwise stated.

“Fiscal 2025 was a year of meaningful growth for the Company, primarily driven by demand within our Gas & Water Distribution segment and our acquisition of Tribute last December,” said Doug Reynolds, President of Energy Services. “Full-year profitability was negatively impacted by very unfavorable winter weather, but we continue to execute on these delayed projects.”

“We believe the outlook for Fiscal 2026 remain very favorable. We continue to experience strong demand within the water and wastewater segment as municipalities and private utility companies are replacing and upgrading older systems and our Electrical, Mechanical and General segment are benefiting from increased construction and service opportunities. Our recent acquisition of Rigney Digital Systems enhances the services offered by Nitro Construction and should boost the margin profile for the segment. Also, we are beginning to see a pickup in activity within our Gas Transmission over the past year Overall, we remain optimistic about the prospects of the business and will continue to be opportunistic with regards to acquisitions, which should deliver long-term value to our shareholders,” Mr. Reynolds concluded.

Fourth Quarter Fiscal 2025 Financial Results

Total revenues for the period were $130.1 million, compared to $104.7 million in the fourth quarter of fiscal 2024. Increased work within the Gas & Water Distribution and Electrical, Mechanical and General business lines more than offset lower revenue within the Gas & Petroleum Transmission segment.

Gross profit was $16.5 million, compared to $17.6 million in the prior-year quarter. Gross margin was 12.6% of revenues, compared to 16.8% of revenues in the fourth quarter of fiscal 2024. The decrease is related to sales mix and timing of projects across the business.

Selling and administrative expenses were $9.0 million, compared to $8.8 million in the prior-year quarter. The increase is primarily related to additional personnel hired to secure and manage work for expected growth.

Net income was $4.2 million, or $0.25 per diluted share, compared to net income of $6.7 million, or $0.40 per diluted share, in the fourth quarter of fiscal 2024.

Fiscal 2025 Financial Results

Total revenues for the year were $411.0 million, compared to $351.9 million in fiscal 2024. Increased work within the Gas & Water Distribution and Electrical, Mechanical and General business lines was partially offset by lower revenue within the Gas & Petroleum Transmission segment.

Gross profit in fiscal 2025 was $38.8 million, compared to $50.0 million in the prior year. Gross margin was 9.4% of revenues, compared to 14.2% of revenues in fiscal 2024. The decrease is related to very unfavorable winter weather which delayed multiple projects into the second half of the year.

Selling and administrative expenses in fiscal 2025 were $34.6 million, compared to $30.1 million in the prior year.

Net income was $380,000 or $0.02 per diluted share, compared to $25.1 million, or $1.51 per diluted share in fiscal 2024. The prior year’s results include approximately $11.4 million, or $0.69 per diluted share, related to proceeds from a legal judgement.

Backlog as of September 30, 2025 was $259.7 million, compared to $304.4 million as of June 30, 2025 and $243.2 million as of September 30, 2024.

Below is a comparison of the Company’s operating results for the three months and full year ended September 30, 2025 and 2024 (unaudited):

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue	$130,074,523	$104,662,259	$411,001,373	$351,876,861

Cost of revenues	113,622,850	87,094,282	372,225,660	301,922,545

Gross profit	16,451,673	17,567,977	38,775,713	49,954,316

Selling and administrative expenses	8,957,987	8,783,208	34,560,240	30,119,070
Income from operations	7,493,686	8,784,769	4,215,473	19,835,246

Other (expense) income
Other nonoperating (expense) income	(117,436)	12,374	(224,843)	(21,561)
Income from lawsuit judgement	-	-	-	15,634,499
Interest expense	(1,068,614)	(417,049)	(3,209,300)	(2,188,609)
Gain (loss) on sale of equipment	33,020	(31,064)	83,552	261,102
	(1,153,030)	(435,739)	(3,350,591)	13,685,431

Income before income taxes	6,340,656	8,349,030	864,882	33,520,677
Income tax expense	2,097,892	1,691,014	485,174	8,415,667
Net income	$4,242,764	$6,658,016	$379,708	$25,105,010

Weighted average shares outstanding-basic	16,612,876	16,570,685	16,643,495	16,570,289
Weighted average shares-diluted	16,649,675	16,607,045	16,686,283	16,608,038

Earnings per share	$0.26	$0.40	$0.02	$1.52
Earnings per share-diluted	$0.25	$0.40	$0.02	$1.51

Please refer to the table below that reconciles adjusted EBITDA with net income (unaudited):

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net income	$4,242,764	$6,658,016	$379,708	$25,105,010
Add: Income tax expense	2,097,892	1,691,014	485,174	8,415,667
Add: Interest expense, net of interest income	1,068,614	417,049	3,209,300	2,188,609
Add (less): Non-operating expense (income)	117,436	(12,374)	224,843	21,561
Less: Income from lawsuit judgement	-	-	-	(15,634,499)
(Less) add: (Gain) loss on sale of equipment	(33,020)	31,064	(83,552)	(261,102)
Add: Depreciation and intangible asset amortization expense	3,854,213	2,315,373	13,026,917	8,978,023
Adjusted EBITDA	$11,347,899	$11,100,142	$17,242,390	$28,813,269

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures and other information relating to these measures are included herein. We include these measurements to enhance the understanding of our operating performance. We believe that Adjusted EBITDA as presented herein, considered along with net income (loss), is a relevant indicator of trends relating to the cash generating activity of our operations. We believe that excluding the costs herein provides a consistent comparison of the cash-generating activity of our operations. We believe that Adjusted EBITDA is useful to investors as they facilitate a comparison of our operating performance to other companies who also use Adjusted EBITDA as supplemental operating measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,300+ employees on a regular basis. The Company’s core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release, risks and uncertainties related to the restatement of certain of our historical consolidated financial statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact

Steven Hooser or John Beisler

Three Part Advisors

shooser@threepa.com; jbeisler@threepa.com

(214) 872-2710